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                                                                  EXHIBIT (2)(p)


MORGAN STANLEY
                                              MORGAN STANLEY
                                              ASSET MANAGEMENT INC.
                                              1221 AVENUE OF THE AMERICAS
                                              NEW YORK, NEW YORK 10020
                                              (212) 703-4000



                               November 17, 1993


The Morgan Stanley
 High Yield Fund, Inc.
c/o Morgan Stanley Asset Management Inc
1221 Avenue of the Americas
New York, New York 10020

Ladies and Gentlemen:

          Morgan Stanley Asset Management Inc. ("MSAM") agrees to purchase 7,093 shares of Common Stock, par value $.01 per share (the "Shares"), of the Fund at a price of $14.10 per share. MSAM shall tender to the Fund the amount of $100,000 in full payment for the Shares.

          MSAM represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that MSAM has no present intention to redeem or dispose of any of the Shares.

                                    Very truly yours,

                                    MORGAN STANLEY ASSET
                                      MANAGEMENT INC.


                                    /s/ Peter A. Nadosy
                                    -------------------
                                    By: Peter A. Nadosy
                                    Title: President